As filed with the Securities and Exchange Commission on May 2, 2008

Registration No. 333-140887

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

(Exact name of registrant as specified in its governing instruments)

Maryland	6798	20-8198863
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-3600

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Gerald J. Reihsen, III

Executive Vice President

Behringer Harvard Opportunity REIT II, Inc.

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

DLA Piper US LLP

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public:  This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-140887

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller Reporting Company ☐
(Do not check if smaller reporting company)

Explanatory Note

This Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 (Registration No. 333-140887) is filed pursuant Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Financial Statements and Exhibits

(b)                                 Exhibits.  The following exhibits are filed as part of this registration statement:

Ex.	Description

1.1

Selected Dealer Agreement, dated May 1, 2008, by and among Behringer Harvard Opportunity REIT II, Inc., Behringer Securities LP, Behringer Harvard Opportunity Advisors II LP, Behringer Harvard Holdings, LLC and Ameriprise Financial Services, Inc., incorporated by reference to Exhibit 1.1 to Form 8-K filed on May 2, 2008.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 2, 2008.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

By:	/s/ Robert M. Behringer
Robert M. Behringer
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

Chief Executive Officer, Chief
/s/ Robert M. Behringer	Investment Officer and Chairman	May 2, 2008
Robert M. Behringer	of the Board (Principal Executive Officer)

*	President, Chief Operating Officer	May 2, 2008
Robert S. Aisner	and Director

*	Chief Financial Officer	May 2, 2008
Gary S. Bresky	(Principal Financial Officer)

*	Chief Accounting Officer	May 2, 2008
Kimberly Arianpour	(Principal Accounting Officer)

*	Director	May 2, 2008
Andreas K. Bremer

*	Director	May 2, 2008
Cynthia Pharr Lee

*	Director	May 2, 2008
Jeffrey P. Mayer

*By:	/s/ Robert M. Behringer
Robert M. Behringer
Attorney-In-Fact